CONFIDENTIAL

Presentation to:

THE RAYTECH CORPORATION
BOARD OF DIRECTORS

Discussion Materials

October 26, 2004

W. Y. CAMPBELL & COMPANY

INVESTMENT BANKING

EXECUTIVE OVERVIEW

PAGE 1	W. Y. CAMPBELL & COMPANY

EXECUTIVE OVERVIEW

EXECUTIVE OVERVIEW

➢	The purpose of this presentation:

	•	Update WYC&C’s valuation of Raytech,

	•	Revisit “high-interest” strategic alternatives.

➢	WYC&C remains committed to working with Raytech on Strategic Options.

➢	In developing a revised outlook, WYC&C included the following:

	•	Detailed review of revenue, new business, and future prospects for the Wet Friction unit;

	•	Appreciation for the hurdles faced by Wet Friction after 2006, pending new business awards;

	•	Updating our valuation with the Company’s/Units’ “sharpened” financial outlook;

	•	Preparing our own probability adjusted forecast (for valuation purposes), much the way a financial buyer would approach valuing the Company post-management interviews.

➢	Limitations:

	•	We have not yet spoke to any of the various parties who may be interested in Raytech

•

More aggressive strategic planning, e.g. China strategy for Wet Friction, were not included due to a lack of clear sight on the cost, timing, customer reaction, or benefit of more “out-of-the-box” strategic thinking;

	•	Assumptions as to the cash-generating capability of the Business Unit through 2008;

	•	Decision not to seek independent verification of Raytech’s position vis a vis its customers and their perceptions, or their willingness to promote Raytech as a future supplier.

PAGE 2	W. Y. CAMPBELL & COMPANY

EXECUTIVE OVERVIEW

FOCUSING TODAY’S CONVERSATION ... CONSIDERATIONS RELEVANT TO PUBLIC (OR PRIVATE) SHAREHOLDERS:

1)	Characteristics for the investment vehicle:
	i.	What is the risk-return relationship?
		1.	Current outlook
		2.	Stability of value
		3.	Risk inherent in company as it stands today
	ii.	What level of return is likely to be realized?
		1.	Sell vs. Keep
	iii.	Is a sale of the Company a value-attractive alternative?
	iv.	Whether sold or not, how could returns from Raytech ownership be increased?
		1.	Revisit strategic options and alternatives

2)	Recognition of when the future holds value + opportunity vs. when cashing out might be the better part of valor.

PAGE 3	W. Y. CAMPBELL & COMPANY

EXECUTIVE OVERVIEW

CONSIDERATIONS WORTH TAKING ADVANTAGE OF:

1)	Tax NOLs create increase the (unusual) ability to sell parts or the whole

2)	Raybestos brand continues to have value that Echlin, Dana, and now Cyprus, promote at great annual expense

3)	We have taken important steps with Chinese manufacturing. Now we need to develop and explore additional outsourcing (Offer an LTA to a Stamper/Fine Blanker) and further investigate off-shore sourcing.

4)	We have a good excuse for not wanting all our eggs in one basket

PAGE 4	W. Y. CAMPBELL & COMPANY

EXECUTIVE OVERVIEW

RANGE OF STRATEGIC ALTERNATIVES – MACRO STRATEGY CONSIDERATIONS

Sell All / 50+% / Parts	Strategic Partnership / Acquisition	Stay The Course/Recap

Q: If someone else can do more with the Company than we can, and puts a reflective value on the table, do we want to cash out and let them take the risks?

•	Raytech = “high beta” entity

•	Uncertainty in Wet applied to Aftermarket and Dry not long ago

•	Management team is incomplete

•	Impressive capital required for change and to sustain Dry. Aftermarket risks being marginalized by Wet.

•	Great patience required to turn this ship around!

•	Could someone else extract more value? More importantly, will they pay us for the chance?

Q: What would we obtain, and what would obtaining it mean? What would an acquisition or partnership add to our already exciting story?

•	Re-capturing technological leadership in Wet would be highly accretive to value... but will be time-consuming, uncertain and expensive!

•	Finding our way into Low-Cost Producer status would be highly accretive to value

•	Capital availability could be a constraint

•	Generally acquisitive efforts come as a result of supreme confidence in management (albeit management could also be acquired)

Q: Are we making substantial progress towards a suitable goal, such that simply doing more of the same is our best strategy?

Q: If we took a sizable dividend off the table now, are we be comfortable with the current direction?

•	Substantially increasing leverage, or harvesting one of our cash-producing divisions appears to be a high-risk strategy:

	➢	Excellent customer and technical position? No.

	➢	Markets evolving in our favor? No.

	➢	Believe in Management’s abilities? No.

	➢	Capital available for sustaining and revolutionary investment? Doubtful.

PAGE 5	W. Y. CAMPBELL & COMPANY

EXECUTIVE OVERVIEW

WHEN DOES STRATEGIC PARTNERING LOOK LIKE A SALE MANDATE?

PAGE 6	W. Y. CAMPBELL & COMPANY

VALUATION

EXECUTIVE OVERVIEW	1

VALUATION	2

ACCRETIVE ACQUISITION IDEAS	3

MERGER / STRATEGIC PARTNER IDEAS	4

DIVIDEND STRATEGY	5

LEVERAGE RE-CAP ANALYSIS

SALE OF RAYTECH AFTERMARKET

SELECTION OF ALTERNATIVES	6

LONG RANGE THINKING	7

PAGE 7	W. Y. CAMPBELL & COMPANY

VALUATION

MANAGEMENT FORECAST

Raytech - Financial Summary - Management Case

(US$ in millions)	2004E	2005E	2006E	2007E	2008E	CAGR

Sales	217.2	229.3	251.3	267.1	282.3	6.8%
Cost of Sales	175.6	183.7	198.6	210.9	221.0

Gross Profit	41.6	45.6	52.7	56.2	61.3	10.2%
Gross Margin	19.2%	19.9%	21.0%	21.0%	21.7%
SG&A	24.3	25.1	26.3	27.7	29.0

EBIT	17.4	20.5	26.4	28.5	32.4	16.9%
EBIT Margin	8.0%	8.9%	10.5%	10.7%	11.5%
Depreciation and Amortization	10.9	9.7	9.7	9.5	9.3

Pre-Corporate EBITDA	28.3	30.2	36.1	38.0	41.7	10.2%
Corporate Expense	(7.9)	(6.8)	(6.8)	(6.8)	(6.8)

EBITDA	20.4	23.4	29.3	31.2	34.9	14.4%
EBITDA Margin	9.4%	10.2%	11.7%	11.7%	12.4%

Enterprise Value	$118.3	$135.5	$170.1	$180.8	$202.3	14.4%
Equity Value	$58.9	$73.7	$110.2	$123.3	$148.8	26.0%
Equity Value per Share	$1.41	$1.77	$2.64	$2.95	$3.56	26.0%

PAGE 8	W. Y. CAMPBELL & COMPANY

VALUATION

FORECAST SUMMARY

➢	The WYC&C forecast incorporates some key changes versus the Management forecast

➢	Wet Friction Division

	•	Gave full credit for all current business;

•

Only gave credit to the Automotive segment “potential business” on those platforms in which the sales team believes there is a 50% or greater chance of success. A difference in sales of $1.9 million in 2005, $3.3 million in 2006, $4.3 million in 2007, and $6.6 million in 2008;

•

WYC&C reduced management’s Direct Labor expense by 1% from 2005-2008, and WYC&C reduced management’s Variable Overhead expense by 2% from 2005-2008. These expense reductions correspond with the significant sales reductions stated above;

•

Both management and WYC&C factor in price reduction “give-backs” to the OEM customers in 2007 and 2008 of 1% and 2% respectively. Only GM and Magna did not have these give-backs built into the forecast;

•

The resultant impact on management’s forecast is a decreased revenue and profit forecast (related to new business). Profit impact against forecast is: -12.5% in 2005, -23.0% in 2006, -32.0% in 2007 and -68.0% in 2008 against management’s growth forecast;

	•	The Heavy Duty segment assumed minimal new business, WYC&C accepted the Heavy Duty forecast.

➢	Dry Friction Division

	•	WYC&C reduced management’s sales forecast slightly (down 1.5% each year from 2005-2008);

	•	The resultant impact is a reduction of management’s profit forecast by 11.0% in 2005, 10.0% in 2006 and 2007 and 9.0% in 2008.

➢	Aftermarket Division

	•	WYC&C reduced management’s sales forecast slightly (down 2.0% each year from 2005-2008);

	•	The resultant impact is a reduction of management’s profit forecast by approximately 12.5% for 2005-2008.

PAGE 9	W. Y. CAMPBELL & COMPANY

VALUATION

➢

The Downside forecast incorporates the same reduction in sales in the Dry and Aftermarket divisions as in the WYC&C forecast. The Wet Friction Division Automotive segment new business opportunities are only given credit when the probability is greater than 50% (i.e. 50% cases were dropped from the forecast), except for the NV900 Coupler project (projected at 80% probability) that was also struck as having substantially lower probability of success[1]

➢

The Strategic forecast gives full credit to management’s Dry and Aftermarket projections. In the Wet Friction division, full credit is given for all potential business, plus 10% cost reduction (highly successful cost containment initiatives) in each of the Material, Direct Labor and Fixed Overhead expenses. This upside forecast also assumes a 10% increase in the sale value (pricing) on steel scrap.

[1]  This is currently made in Crawfordsville but is in jeopardy due to NVH issues (Noise, Vibration & Harshness). Sterling Heights test center was working on this until closure. Means has been working on a solution with MTM (GM owns MTM). This project has not been picked up by Crawfordsville test center since Sterling Heights closure in March. Need to discuss during Sept 29 & 30 meeting with L.S. & M. T. (As of 10/7/04, MTM is coming to the realization that this is a systems problem vs. a material problem. Therefore, we will likely keep this business - 100%).

PAGE 10	W. Y. CAMPBELL & COMPANY

VALUATION

WYC&C FORECAST

Raytech - Financial Summary - WYC&C Case

(US$ in millions)	2004E	2005E	2006E	2007E	2008E	CAGR

Sales	217.2	225.2	245.7	260.3	273.2	5.9%
Cost of Sales	175.6	182.8	197.8	209.9	220.0

Gross Profit	41.6	42.4	47.9	50.4	53.1	6.3%
Gross Margin	19.2%	18.8%	19.5%	19.4%	19.4%
SG&A	24.3	25.1	26.3	27.7	29.0

EBIT	17.4	17.3	21.7	22.7	24.2	8.6%
EBIT Margin	8.0%	7.7%	8.8%	8.7%	8.8%
Depreciation and Amortization	10.9	9.7	9.7	9.5	9.3

Pre-Corporate EBITDA	28.3	27.0	31.4	32.2	33.5	4.3%
Corporate Expense	(7.9)	(6.8)	(6.8)	(6.8)	(6.8)

EBITDA	20.4	20.2	24.6	25.4	26.7	6.9%
EBITDA Margin	9.4%	9.0%	10.0%	9.7%	9.8%

Enterprise Value	$118.3	$117.0	$142.7	$147.1	$154.7	6.9%
Equity Value	$58.9	$55.3	$82.8	$89.6	$101.2	14.5%
Equity Value per Share	$1.41	$1.32	$1.99	$2.15	$2.42	14.5%

PAGE 11	W. Y. CAMPBELL & COMPANY

VALUATION

STRATEGIC FORECAST

Raytech - Financial Summary - Strategic Case

(US$ in millions)	2004E	2005E	2006E	2007E	2008E	CAGR

Sales	217.2	239.9	263.2	279.5	295.4	8.0%
Cost of Sales	175.6	192.2	208.0	220.7	231.4

Gross Profit	41.6	47.6	55.1	58.8	64.0	11.4%
Gross Margin	19.2%	19.9%	20.9%	21.0%	21.7%
SG&A	24.3	25.1	26.3	27.7	29.0

EBIT	17.4	22.5	28.9	31.1	35.0	19.2%
EBIT Margin	8.0%	9.4%	11.0%	11.1%	11.9%
Depreciation and Amortization	10.9	9.7	9.7	9.5	9.3

Pre-Corporate EBITDA	28.3	32.2	38.6	40.6	44.3	11.9%
Corporate Expense	(7.9)	(6.8)	(6.8)	(6.8)	(6.8)

EBITDA	20.4	25.4	31.8	33.8	37.5	16.5%
EBITDA Margin	9.4%	10.6%	12.1%	12.1%	12.7%

Enterprise Value	$118.3	$147.4	$184.4	$195.9	$217.7	16.5%
Equity Value	$58.9	$85.6	$124.5	$138.3	$164.2	29.2%
Equity Value per Share	$1.41	$2.05	$2.98	$3.31	$3.93	29.2%

PAGE 12	W. Y. CAMPBELL & COMPANY

VALUATION

DOWNSIDE FORECAST

Raytech - Financial Summary - Downside Case

(US$ in millions)	2004E	2005E	2006E	2007E	2008E	CAGR

Sales	217.2	225.2	244.0	254.9	261.3	4.7%
Cost of Sales	175.6	183.7	198.6	210.9	221.0

Gross Profit	41.6	41.6	45.3	44.0	40.3	-0.8%
Gross Margin	19.2%	18.5%	18.6%	17.3%	15.4%
SG&A	24.3	25.1	26.3	27.7	29.0

EBIT	17.4	16.4	19.1	16.3	11.4	-10.0%
EBIT Margin	8.0%	7.3%	7.8%	6.4%	4.4%
Depreciation and Amortization	10.9	9.7	9.7	9.5	9.3

Pre-Corporate EBITDA	28.3	26.1	28.8	25.8	20.7	-7.5%
Corporate Expense	(7.9)	(6.8)	(6.8)	(6.8)	(6.8)

EBITDA	20.4	19.3	22.0	19.0	13.9	-9.2%
EBITDA Margin	9.4%	8.6%	9.0%	7.4%	5.3%

Enterprise Value	$118.3	$112.1	$127.5	$110.0	$80.6	-9.2%
Equity Value	$58.9	$50.4	$67.7	$52.5	$27.0	-17.7%
Equity Value per Share	$1.41	$1.21	$1.62	$1.26	$0.65	-17.7%

PAGE 13	W. Y. CAMPBELL & COMPANY

VALUATION

MANAGEMENT CASE VALUATION – DISCOUNTED TO 2004

➢	Each valuation metric is discounted to year-end 2004

➢	The valuation highlights the sensitivities to various discount rates, WYC&C used a range of 0% - 20%

	Enterprise Value - Management Case

	2004E	2005E	2006E	2007E	2008E

0%	$118.3	$135.5	$170.1	$180.8	$202.3
5%	$118.3	$129.1	$154.2	$156.2	$166.5
10%	$118.3	$123.2	$140.5	$135.8	$138.2
15%	$118.3	$117.8	$128.6	$118.9	$115.7
20%	$118.3	$112.9	$118.1	$104.6	$97.6

	Equity Value - Management Case

	2004E	2005E	2006E	2007E	2008E

0%	$58.9	$73.7	$110.2	$123.3	$148.8
5%	$58.9	$70.2	$99.9	$106.5	$122.4
10%	$58.9	$67.0	$91.1	$92.6	$101.6
15%	$58.9	$64.1	$83.3	$81.0	$85.1
20%	$58.9	$61.4	$76.5	$71.3	$71.7

	Equity Value per Share - Management Case

	2004E	2005E	2006E	2007E	2008E

0%	$1.41	$1.77	$2.64	$2.95	$3.56
5%	$1.41	$1.68	$2.39	$2.55	$2.93
10%	$1.41	$1.61	$2.18	$2.22	$2.43
15%	$1.41	$1.54	$2.00	$1.94	$2.04
20%	$1.41	$1.47	$1.83	$1.71	$1.72

PAGE 14	W. Y. CAMPBELL & COMPANY

VALUATION

WYC&C CASE VALUATION – DISCOUNTED TO 2004

➢	Each valuation metric is discounted to year-end 2004

➢	The valuation highlights the sensitivities to various discount rates, WYC&C used a range of 0% - 20%

	Enterprise Value - WYC&C Case

	2004E	2005E	2006E	2007E	2008E

0%	$118.3	$117.0	$142.7	$147.1	$154.7
5%	$118.3	$111.5	$129.5	$127.1	$127.3
10%	$118.3	$106.4	$118.0	$110.6	$105.7
15%	$118.3	$101.8	$107.9	$96.8	$88.5
20%	$118.3	$97.5	$99.1	$85.2	$74.6

	Equity Value - WYC&C Case

	2004E	2005E	2006E	2007E	2008E

0%	$58.9	$55.3	$82.8	$89.6	$101.2
5%	$58.9	$52.6	$75.1	$77.4	$83.2
10%	$58.9	$50.2	$68.5	$67.3	$69.1
15%	$58.9	$48.1	$62.6	$58.9	$57.8
20%	$58.9	$46.1	$57.5	$51.8	$48.8

	Equity Value per Share - WYC&C Case

	2004E	2005E	2006E	2007E	2008E

0%	$1.41	$1.32	$1.99	$2.15	$2.42
5%	$1.41	$1.26	$1.80	$1.85	$1.99
10%	$1.41	$1.20	$1.64	$1.61	$1.66
15%	$1.41	$1.15	$1.50	$1.41	$1.39
20%	$1.41	$1.10	$1.38	$1.24	$1.17

PAGE 15	W. Y. CAMPBELL & COMPANY

VALUATION

WET FRICTION DIVISIONAL VALUATION ANALYSIS

DCF Sensitivity Analysis - Total Enterprise Value

		Terminal Value EBITDA Multiple
		4.5x	5.0x	5.5x	6.0x

	13.0%	32.6	35.1	37.6	40.0
	12.5%	33.1	35.6	38.1	40.6

	12.0%	33.6	36.1	38.7	41.3
Discount Rate	11.5%	34.0	36.7	39.3	41.9
	11.0%	34.5	37.2	39.9	42.5

	10.5%	35.0	37.8	40.5	43.2
	10.0%	35.6	38.3	41.1	43.9

Trading Comparables Analysis

		Multiple Range		Equity / Enterprise Value Range
FYE 2004E Results		Low	High	Low	High

Sales	$103.3	0.5x	0.6x	51.7	62.0
EBITDA	$10.5	4.5x	5.0x	47.2	52.4

Transaction Comparables Analysis

		Multiple Range		Equity / Enterprise Value Range
FYE 2004E Results		Low	High	Low	High

Sales	$103.3	0.7x	0.8x	72.3	82.7
EBITDA	$10.5	5.0x	5.5x	52.4	57.7

PAGE 16	W. Y. CAMPBELL & COMPANY

VALUATION

VALUATION CONCLUSION

➢	Sold as one company, Raytech’s value is likely to approximate $120 million

➢	Sold as three divisions, Raytech’s value may be has high as $145 million

➢	There are several issues that make a sale of the three divisions less intuitive than a sale of the whole:

• Shared facility in Crawfordsville, IN (sourcing of stamped components, HD vs. auto, R&D, etc.)

• Brand and product dependence on the auto side of the Wet Friction Division by the Aftermarket Division

• Customer and branding differences between the Automotive and Heavy Duty sub-segments of Wet Friction becomes a potential obstacle

➢	In order to maximize value, and make a sale feasible, WYC&C recommends taking the company to market as a single entity, while also soliciting offers on the divisions independently

➢

WYC&C does not necessarily believe the Company would receive a 5.8x EBITDA multiple (for those of you multiplying our current EBITDA x 5.8 to reach $120 million)... however, we believe the total valuation provided herein could be realized through finding add-backs, one-time adjustments and other cost-savings opportunities

PAGE 19	W. Y. CAMPBELL & COMPANY

ACCRETIVE ACQUISITION IDEAS

EXECUTIVE OVERVIEW	1

VALUATION	2

ACCRETIVE ACQUISITION IDEAS	3

MERGER / STRATEGIC PARTNER IDEAS	4

DIVIDEND STRATEGY	5

LEVERAGE RE-CAP ANALYSIS

SALE OF RAYTECH AFTERMARKET

SELECTION OF ALTERNATIVES	6

LONG RANGE THINKING	7

PAGE 20	W. Y. CAMPBELL & COMPANY

ACCRETIVE ACQUISITION IDEAS

ACQUISITION IDEA #1

Rostra Precision Controls, Inc. www.rostra.com 2519 Dana Dr. Laurinburg, NC 28352-4000 Scotland County United States Tel: (910) 276-4853 Fax: (910) 276-3865	Ownership: Private Entity Type: Subsidiary Year Formed: 1989 Ultimate Parent Company: Rostra Technologies Inc KeyIDSM Number: 42749958 D-U-N-S® Number: 16-199-4041

Reporting Currency: US Dollars Annual Sales: $30.0 million	Employees: 150 President: Ray Ford

Business Description:

Manufacturer of automotive cruise control systems, rear obstacle sensing systems, seating products, and transmission components, including solenoids and modulators and seat support systems. Products are sold to the automotive industry, the automotive aftermarket, and OEMS.

RATIONALE FOR ACQUISITION:

PROS:
✓	Complementary value-added products.

✓	Automotive electronics is an area with high growth potential.

✓	Additional product lines for the OE and Aftermarket segments.

✓	Penetration in the HD segment would provide Raytech additional distribution channels.

CONS:
✓	Small size of a Rostra acquisition would not generate sufficient interest on the “Street”.

✓	Rostra is primarily an aftermarket company; this would not help to improve Wet Friction’s prospects.

✓	Using stock is unfavorable given the current price; using cash would reduce the ability to reinvest in more core products.

PAGE 22	W. Y. CAMPBELL & COMPANY

ACCRETIVE ACQUISITION IDEAS

ACQUISITION IDEA #3

Means Industries, Inc. www.amsted.com 3715 E Washington Rd Saginaw, Ml 48601-9623 Saginaw County United States Tel: (989) 754-1433 Fax: (989) 754-1103	Ownership: Private Entity Type: Parent Year Formed: 1999 KeyIDSM Number: 45191609

Annual Sales: $50 million Plant Size: 40,000 (square feet)	President: D W Shaw Employees: 89 (at HQ location)

Business Description:

Manufactures automotive stampings and One-Way Clutches. The Means One-Way Clutch is ideal for the higher demands placed on transmissions in trucks, high-performance cars and sport utility vehicles. At the same time, its remarkably simple design makes it a cost-effective choice for virtually any automatic transmission.

RATIONALE FOR ACQUISITION:

PROS:
✓	Product seems to be non-core to Amsted Industries.

✓	Product line acquisition which gives access to additional markets.

✓	Provides additional stamping capabilities which could be used to supplement what is done in Crawfordsville.

CONS:
✓	Smaller acquisition based upon publicly available information.

✓	How much leverage can be gained by a single product acquisition vs. that of a larger entity?

✓	Using stock is unfavorable given the current price; using cash would reduce the ability to reinvest in more core products.

PAGE 24	W. Y. CAMPBELL & COMPANY

MERGER / STRATEGIC PARTNER IDEAS

EXECUTIVE OVERVIEW	1

VALUATION	2

ACCRETIVE ACQUISITION IDEAS	3

MERGER / STRATEGIC PARTNER IDEAS	4

DIVIDEND STRATEGY	5

LEVERAGE RE-CAP ANALYSIS

SALE OF RAYTECH AFTERMARKET

SELECTION OF ALTERNATIVES	6

LONG RANGE THINKING	7

PAGE 25	W. Y. CAMPBELL & COMPANY

MERGER / STRATEGIC PARTNER IDEAS

RAYTECH CORPORATION ... OBSERVATIONS ON THE WHOLE

➢

Raytech has clear value as an investment opportunity and as a going concern. The Board needs to carefully consider the long term expected value of the Company versus the opportunity to take advantage of compelling valuations in the Automotive M&A market today.

➢

In seeking a strategic valuation, Raytech will need to defend its position in each market and with each of its key customers. While this is more easily done with Dry and Aftermarket, the auto-OE side of the WET business remains precarious.

➢

Raytech seems to wield a size and critical mass that should allow it to compete. However, the Wet side of the business has fallen to an unenviable 3rd out of three among the North American OE competitors. The ramp-up of the Chinese operation to offer lower OE pricing would be an extremely viable way of changing the playing field on more mature products.

➢

Financial buyers setting a baseline for value would likely be in the 4 to 6x adjusted Trailing Twelve Months EBITDA range. A strategic buyer for one or all of the pieces would need the synergistic aspects of the deal clearly identified (i.e. closure of HQ, full impact of Sterling Heights closure) prior to offering full value.

➢

WET Friction and the visibility of its sales going forward remains difficult. For WET to truly have viable future, considerations should be given toward outsourcing critical processes such as paper manufacture and stamping/fine blanking. By outsourcing these critical manufacturing processes the Company will be able to focus on product development/know-how, engineering, design and assembly. This will also serve to reduce fixed overhead – albeit union considerations will be critical.

➢

Capital spending to sustain and re-take a leadership role could equate to a startlingly large figure. Technology and low-cost producer status are directionally essential targets for the Company to succeed, and maximize shareholder value.

➢

A wide range of possible alternatives has been considered and explored further. We re-cap the various alternatives in the Selection of Alternatives section, but ultimately believe that taking the Company to market in a “cafeteria” style offering memorandum, in the current Automotive M&A marketplace will create the greatest amount of options (i.e. partnering, merger, divestiture) and subsequently allow the shareholders to realize the greatest value.

PAGE 26	W. Y. CAMPBELL & COMPANY

MERGER / STRATEGIC PARTNER IDEAS

MERGER / PARTNERING UNIVERSE

PAGE 27	W. Y. CAMPBELL & COMPANY

MERGER / STRATEGIC PARTNER IDEAS

MERGER / PARTNERING SPECTRUM

PAGE 28	W. Y. CAMPBELL & COMPANY

MERGER / STRATEGIC PARTNER IDEAS

MERGER / STRATEGIC PARTNER IDEA #1

Magna International Inc.	Traded: Toronto Stock Exchange: MG.A
http://www.magna.com	ADR Traded: NYSE: MGA
337 Magna Drive	Ownership: Public
Aurora, ON L4G 7K1	Entity Type: Parent
Canada	KeyIDSM Number: 18074
Tel: (905) 726-2462	D-U-N-S® Number: 20-151-6002
Fax: (905) 726-7164

Reporting Currency: US Dollar	President: Mark Hogan
Annual Sales: $15.3 billion	Employees: 73,000

Business Description:

Magna International Inc. is a global supplier of technologically advanced automotive components, systems and modules. The Company designs, engineers and manufactures a range of exterior, interior and powertrain systems. Magna International Inc. designs, engineers and manufactures a range of automotive components, assemblies, modules and systems, and engineers and assembles complete vehicles.

RATIONALE FOR MERGER / STRATEGIC PARTNERING:

PROS:
✓	Magna’s expertise in designing/developing full systems could prove very valuable in assisting Raytech move up the value chain.

✓	Synergistically, there may be opportunities to rationalize additional Raytech facilities.

✓	Magna has shown a willingness to partner/acquire with its recent acquisition of New Venture Gear (80% Magna, 20% DCX).

CONS:
✓	Due to the sheer size and scope of Magna, a partnering with/ acquisition of Raytech may not be high on the list of priorities.

✓

PAGE 29	W. Y. CAMPBELL & COMPANY

MERGER / STRATEGIC PARTNER IDEAS

MERGER / STRATEGIC PARTNER IDEA #2

GKN plc	Traded: London Stock Exchange (SETS): GKN
http://www.gknplc.com	Company Status: Active
PO Box 55, Ipsley House, Ipsley Church Lane	Ownership: Public
Redditch, United Kingdom B98 0TL	Entity Type: Parent
United Kingdom	KeyIDSM Number: 45256552
Tel: +44-1527-517715	D-U-N-S® Number: 22-172-7360
Fax: +44-1527-517700

Reporting Currency: British Pound Sterling	Chief Executive Officer, Director: Kevin Smith
Annual Sales: $7.5 billion	Employees: 35,484

Business Description:

The Company operates through two principal business units, Automotive and Aerospace. Automotive consists of GKN Driveline, which specializes in the design and manufacture of driveline system products; Powder Metallurgy, which produces metal powder and sintered products; OffHighway, a supplier of components and systems for agricultural and off-highway equipment; AutoComponents, and Emitec, which manufactures metal substrates.

RATIONALE FOR MERGER / STRATEGIC PARTNERING:

PROS:
✓	GKN could provide a unique platform to leverage our existing technology to other parts of the vehicle requiring friction material.

✓	The ability to take a large global operation and combined with Raytech’s emerging global footprint could be compelling from a synergy perspective.

✓	GKN is a WYC&C client and has expressed a desire to grow via acquisitions/partnerships.

CONS:
✓	The focus on sintered metal products may prove to be too far removed from Raytech’s core business - i.e. not applicable to our specific transmission components.

✓	This may not be on GKN’s radar given the environmental liabilities and pension liabilities.

PAGE 30	W. Y. CAMPBELL & COMPANY

MERGER / STRATEGIC PARTNER IDEAS

MERGER / STRATEGIC PARTNER IDEA #3

Metaldyne Corp.	Ownership: Private
www.metaldyne.com	Entity Type: Subsidiary
47603 Halyard Dr.	Year Formed: 2001
Plymouth, Ml 48170	Ultimate Parent Company: Heartland Industrial Partners, LP
Wayne County	KeyIDSM Number: 169209
United States	D-U-N-S® Number: 11-926-9827
Tel: 734-207-6200
Fax: 734-207-6500

Reporting Currency: US Dollars	President/CEO/COB: Timothy D. Leuliette
Annual Sales: $2.0 billion	Employees: 7,100

Business Description:

Provider of metal-based components, assemblies and modules for transportation-related powertrain and chassis applications including engine, transmission/transfer case, wheel-end and suspension, axle and driveline, and noise and vibration control products to the motor vehicle industry. Products are sold to the automotive industry.

RATIONALE FOR MERGER / STRATEGIC PARTNERING:

PROS:
✓	Metaldyne produces fine blanked and stamped components that would be synergistic to Raytech.

✓	A partner/merger with Raytech would give Metaldyne the ability to provide a complete transmission, including friction material.

✓	Metaldyne is owned by Heartland Industrial Partners and has expressed a willingness to merge with synergistic opportunities.

CONS:
✓	Metaldyne is under some degree of financial strain at the moment and may not have the wherewithal to make an acquisition.

✓	Metaldyne may view Raytech to be non–core to its assembly and module based strategy - i.e. not enough juice for the squeeze.

PAGE 31	W. Y. CAMPBELL & COMPANY

MERGER / STRATEGIC PARTNER IDEAS

MERGER / STRATEGIC PARTNER IDEA #4

Boise Cascade Corporation	Traded: NYSE: BCC
http://www.bc.com	Ownership: Public
1111 West Jefferson St.	Entity Type: Parent
Boise, ID 83728	KeyIDSM Number: 4172
Ada County	D-U-N-S® Number: 00-907-3099
United States
Tel: 1-208-384-6161
Fax: 1-208-384-7189

Reporting Currency: U.S. Dollars	Chairman of the Board: George Harad
Annual Sales: $8.2 billion	Employees: 55,618

Business Description:

Boise Cascade Corporation is a multinational contract and retail distributor of office supplies and paper, technology products and office furniture. It is also a distributor of building materials and a manufacturer and distributor of paper, packaging and wood products. The Company operates in four segments: Boise Office Solutions, Contract; Boise Office Solutions, Retail; Boise Building Solutions and Boise Paper Solutions. Boise Paper Solutions manufactures and distributes uncoated free sheet papers, containerboard, corrugated containers, newsprint and market pulp.

RATIONALE FOR MERGER / STRATEGIC PARTNERING:

PROS:
✓	Boise Cascade could become the exclusive “paper” supplier to Raytech; similar to the arrangement Borg Warner has with Meade.

✓	By outsourcing the paper manufacturing, it would allow Raytech to focus on product design, engineering and assembly.

CONS:
✓	It is not known whether Boise Cascade would want to be an exclusive “paper” supplier –strategically this type of partnership may not appeal to Boise.

✓	Would we generate enough volume relative to Boise’s capacity – or would it require significant capital expenditures on their part which potentially would be bourn by Raytech.

PAGE 32	W. Y. CAMPBELL & COMPANY

MERGER / STRATEGIC PARTNER IDEAS

MERGER / STRATEGIC PARTNER IDEA #5

3M Company	Traded: NYSE: MMM
http://www.mmm.com/	Ownership: Public
3M Center	Entity Type: Parent
St. Paul, MN 55144	KeyIDSM Number: 19404
Ramsey County	D-U-N-S® Number: 00-617-3082
United States
Tel: 1-651-733-1110
Fax: 1-651-737-3061

Reporting Currency: U.S. Dollars	Chairman of the Board, CEO: W. James McNerney, Jr.
Annual Sales: $18.2 billion	Employees: 67,072

Business Description:

3M Company is a diversified technology company with a global presence in the following markets: healthcare, industrial, display and graphics, consumer and office, safety, security and protection services, electronics, telecommunications and electrical and transportation. 3M products are sold through numerous distribution channels. 3M Co. manufactures and markets pressure-sensitive adhesive tapes, abrasives and specialty chemicals. 3M also markets electrical & telecommunication products, medical devices, office supplies and major automotive parts.

RATIONALE FOR MERGER / STRATEGIC PARTNERING:

PROS:
✓	3M could become the exclusive resin supplier to Raytech – similar to the strategy with Boise Cascade or in concert with the strategy for Boise Cascade.

✓	By outsourcing some of our critical processes, Raytech will be able to focus attention on design and assembly which would presumably reduce overhead.

CONS:
✓	We may not generate a volume significant enough for 3M to devote processing capacity for our product.

✓	Again in similar fashion to the Boise Cascade scenario, if capital is required to build-out capacity to manufacture our product Raytech will have to bear some if not all of the cost.

PAGE 33	W. Y. CAMPBELL & COMPANY

MERGER / STRATEGIC PARTNER IDEAS

MERGER / STRATEGIC PARTNER IDEA #6

MPI International, Inc.	Ownership: Private
www.mpi-int.com	Entity Type: Subsidiary
2129 Austin Ave.	Year Formed: 1969
Rochester Hills, MI 48309	Ultimate Parent Company: Morgenthaler LLP
Oakland County	KeyIDSM Number: 272632
United States	D-U-N-S® Number: 04-809-1730
Tel: 248-853-9010
Fax: 248-853-5107

Reporting Currency: US Dollars	President/CEO: Karl A. Pfister
Annual Sales: $100.0 million	Employees: 950

Business Description:

MPI is the largest Fineblanking organization in North America, with respect to dollar volume sold, number of employees, and concentration of heavy tonnage fineblanking equipment. Each facility is a center of excellence, focusing on individual product specialties. MPI products all begin with a fineblanking basis. To provide customers with the finished components, assemblies, and systems required in industry today, MPI offers a diversity of value-added options.

RATIONALE FOR MERGER / STRATEGIC PARTNERING:

PROS:
✓	MPI could become the source of our reaction plates – outsourcing a process that we are admittedly not great in performing.

✓	Combined with the Boise and 3M strategy, Raytech would operate in a similar fashion to the OE’s by simply focusing on product design, engineering and assembly with little to no manufacturing.

CONS:
✓	The union may not agree with the strategy of outsourcing manufacturing which would cause them to block any outsourcing attempts.

✓	The internal shutdown costs incurred by completely outsourcing manufacturing may be too high to justify.

PAGE 34	W. Y. CAMPBELL & COMPANY

DIVIDEND STRATEGY

EXECUTIVE OVERVIEW	1

VALUATION	2

ACCRETIVE ACQUISITION IDEAS	3

MERGER / STRATEGIC PARTNER IDEAS	4

DIVIDEND STRATEGY	5

LEVERAGE RE-CAP ANALYSIS

SALE OF RAYTECH AFTERMARKET

SELECTION OF ALTERNATIVES	6

LONG RANGE THINKING	7

PAGE 35	W. Y. CAMPBELL & COMPANY

DIVIDEND STRATEGY

LEVERAGED RE -CAP ANALYSIS

➢	Raytech could support 3.0x it’s projected 2004E EBITDA ($20.4 million) in senior debt, for a total of $62 million

• On an asset basis, Raytech could borrow approximately $68 million

➢	The debt capital markets for automotive businesses with significant assets, Raytech has over $150 million in net PP&E, net accounts receivable and inventory

➢	Raytech never has EBITDA interest coverage less than 8.3x, assuming the WYC&C forecast, over the life of the senior debt

➢	Due to existing debt of $27.4 million and assumed fees of approximately $1.6 million, Raytech could reap a $33 million dividend in a leveraged recapitalization of 3.0x 2004E EBITDA

Coverages & Debt Paydown

	Fiscal Years Ended December,

	2004		2005		2006		2007		2008		2009

EBIT Interest Coverage	3.9	x	4.3	x	6.7	x	8.5	x	12.1	x	20.2	x
EBITDA Interest Coverage	8.4	x	8.3	x	11.0	x	13.6	x	18.6	x	30.6	x
Cumulative Total Debt Repaid	0.0%		3.3%		16.8%		32.4%		52.1%		74.1%
Cumulative Senior Term Debt Repaid	0.0%		3.3%		16.8%		32.4%		52.1%		74.1%
EBITDA	$20.4		$20.2		$24.6		$25.4		$26.7		$28.0
Debt / EBITDA	3.0	x	3.0	x	2.1	x	1.7	x	1.1	x	0.6	x
Debt / Total Capitalization	45.4%		42.0%		35.1%		27.7%		19.1%		10.1%

Capitalization

	At Closing	Fiscal Years Ended December,

		2005	2006	2007	2008	2009

Revolver	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0
Senior Term Debt	62.0	59.9	51.6	41.9	29.7	16.1
Subordinated Debt	0.0	0.0	0.0	0.0	0.0	0.0
Equity	74.6	82.7	95.4	109.4	125.4	143.0

Total Capitalization	$136.6	$142.6	$146.9	$151.3	$155.0	$159.0

Cash Balance	$0.0	($0.0)	$0.0	$0.0	$0.0	$0.0
Average Seasonal Debt	0.0	0.0	0.0	0.0	0.0	0.0

Total Debt Level

Notes

(1)	Total current debt of $27.4m would be re-financed, leaving a dividend amount of approximately $33m

(2)	Fees of approximately $1.6m are assumed

(3)	Tax rate of 0% is assumed because of the significant NOL carry-forward.

(4)	Assumes the WYC&C P&L forecast, and the balance sheet as of 9/26/04

DIVIDEND STRATEGY

DIVEST AFTERMARKET

POTENTIAL STAKEHOLDER REACTION

▪	Shareholders – No more or less reactive than to any other partial sale strategy. If they realized the pricing risk, customer concentration risk, and relatively modest technical capabilities working in

▪	Customers (Aftermarket) – Likely to make comments that would not be assuring to a buyer. Customers would not appreciate separation from Wet OE.

▪

Management/Corporate – Requires sale or licensing of Raybestos trade name to an uncontrolled entity. This has risks and could have some very serious blow-back if the licensee reduced the quality of the products.

KEY FACTORS FOR SUCCESS

▪

Operational – Wet would be linked after the sale to the Aftermarket to sell product. We would want to insist the Aftermarket purchase some % of product from OE to sustain revenues, but buyer would probably seek the option of moving purchasing off-shore.

▪	Trade Name – Risks having our very valuable trade-name sullied.

▪	Customers (Aftermarket) – Will probably not support this idea. Question is how unsupportive will they be?

PAGE 38	W. Y. CAMPBELL & COMPANY

SELECTION OF ALTERNATIVES

EXECUTIVE OVERVIEW	1

VALUATION	2

ACCRETIVE ACQUISITION IDEAS	3

MERGER / STRATEGIC PARTNER IDEAS	4

DIVIDEND STRATEGY	5

LEVERAGE RE-CAP ANALYSIS

SALE OF RAYTECH AFTERMARKET

SELECTION OF ALTERNATIVES	6

LONG RANGE THINKING	7

PAGE 39	W. Y. CAMPBELL & COMPANY

SELECTION OF ALTERNATIVES

THE BEST ALTERNATIVES

1)	Sell the Company and distribute/redeploy the proceeds (presumably among a basket of more diversified, more predictable assets).

- OR -

2)

Define, then explore the possibility of a beneficial technological and/or financial partnership that would allow the Raytech shareholders to extract the upside potential of the company, reduce their risk, and potentially benefit from some much needed help (either as an ongoing entity, or as a private entity with joint ownership).

- OR -

3)

Double-down on Raytech, with a 100% “we’re behind you” message to management. Give management the authority and resources to pursue accretive acquisitions and synergistic “organic” initiatives, while taking a long-term perspective on value. i.e. give management time to realize the “strategic” value curve (5-7 year timeframe).

We continue to think selling Aftermarket without Wet is a hard-to-implement strategy. Best case, the value of Aftermarket would be upset by the “siamese-twin” nature of the WET OE relationship. Ultimately, there would be onerous obligations levied on Raytech mandating its support of the OE business, such that the Aftermarket business (under another owner) could continue to thrive. The implications of this agreement would seem unattractive.

PAGE 40	W. Y. CAMPBELL & COMPANY

LONG RANGE THINKING

EXECUTIVE OVERVIEW	1

VALUATION	2

ACCRETIVE ACQUISITION IDEAS	3

MERGER / STRATEGIC PARTNER IDEAS	4

DIVIDEND STRATEGY	5

LEVERAGE RE-CAP ANALYSIS

SALE OF RAYTECH AFTERMARKET

SELECTION OF ALTERNATIVES	6

LONG RANGE THINKING	7

PAGE 41	W. Y. CAMPBELL & COMPANY

LONG RANGE THINKING

PAGE 42	W. Y. CAMPBELL & COMPANY

APPENDIX

COMPARABLE M&A TRANSACTIONS

Selected Automotive M&A Transactions (2003-present) (dollars in US millions)

			Enterprise	Enterprise Value Multiples
			Value
Date	Target Name	Acquiring Company	$(mils.)	Sales		EBITDA		EBIT

Sep-04	Cooper-Standard Automotive	Cypress Group/GS Capital	$1,165	0.7	x	4.8	x	n/a
Aug-04	Honsel International Technologies Holdings Sarl	Ripplewood Holdings	$756	1.3	x	6.1	x	n/a
Aug-04	Kendrion Automotive Plastics	Key Plastics	$36	0.1	x	n/a		n/a
Jul-04	Aftermarket Unit (Dana Corporation)	Cypress Group	$1,100	0.6	x	6.5	x	n/a
Jul-04	Stabilus GmbH (Kohlberg Kravis Roberts)	Montagu Private Equity	n/a	n/a		n/a		n/a
Jul-04	Progressive Moulded Products (Oak Hill)	Thomas H. Lee Partners	$528	1.4	x	7.0	x	n/a
Jun-04	Jerr-Dan	OshKosh Truck Corp.	$80	0.8	x	7.3	x	n/a
Jun-04	Stanadyne Corporation	Kohlberg & Company	$240	0.8	x	5.1	x	n/a
Jun-04	Findlay Industries - European Operations	Polytec (Capvis Equity Partners)	n/a	n/a		n/a		n/a
May-04	Heinrich Industrie AG	Littelfuse, Inc.	$51	0.5	x	5.7	x	n/a
May-04	Precision Automotive Industries	Freudenberg-NOK (Corteco)	n/a	n/a		n/a		n/a
May-04	Autocam Corporation	GS Capital Partners	$390	1.0	x	7.0	x	n/a
May-04	Dynamit Nobel Kunststoff GmbH	Flex-N-Gate	$550	0.5	x	n/a		n/a
Mar-04	Burgmann Industries GmbH	Freudenberg-NOK	n/a	n/a		n/a		n/a
Mar-04	Veltri Metal Products	Flex-N-Gate	$67	0.3	x	n/a		n/a
Mar-04	WEK Industries	Myers Industries	n/a	n/a		n/a		n/a
Mar-04	Michigan Rubber Company	Myers Industries	n/a	n/a		n/a		n/a
Mar-04	Prestolite Electric	First Atlantic Capital	$180	1.0	x	6.0	x	n/a
Mar-04	Guilford Mills	Cerberus Capital Management LP	$244	0.5	x	5.3	x	12.7	x
Feb-04	Hirschmann Electronics GmbH	HgCapital	$147	0.4	x	n/a		n/a
Feb-04	LDM Technologies	Plastech Engineered Products	n/a	n/a		n/a		n/a
Jan-04	Metzeler Automotive Hose Systems	Trelleborg AB	$37	0.5	x	n/a		n/a
Nov-03	Grundig Car InterMedia System GmbH	Delphi Corporation	$67	0.3	x	n/a		n/a
Nov-03	Atchison Casting	KPS Special Situations Fund	$40	n/a		4.0	x	n/a
Aug-03	Gates Formed Fibre	Morgenthaler	$25	0.4	x	5.2	x	n/a
May-03	Stackpole Ltd.	Tomkins plc	$215	1.2	x	6.2	x	10.9	x
May-03	WET Automotive Systems AG	HgCapital	$199	0.8	x	n/a		n/a
Apr-03	UIS Inc.	The Carlyle Group	$800	0.9	x	6.2	x	n/a
Mar-03	Advanced Accessory Systems	Castle Harlan	$250	0.8	x	5.6	x	n/a
Mar-03	Breed Technologies Inc.	Carlyle Management Group	$300	n/a		6.4	x	n/a
Feb-03	Dana - Engine Management Operations	Standard Motor Products	$120	2.4	x	4.1	x	n/a

			Enterprise Value	EV/Sales Multiple		EV/EBITDA Multiple

		Average	$473	0.7	x	5.7	x
		Median	$244	0.6	x	5.8	x

PAGE 43	W. Y. CAMPBELL & COMPANY

APPENDIX

COMPARABLE PUBLICLY-TRADED COMPANIES

Selected Comparable Publicly-Traded Comparable Companies ($ millions, except per share data)

Ticker	Company	Price 10/22/2004	52-Week High	% of LTM High	Market Capitalization

JCI	Johnson Controls	$54.16	$62.32	86.9%	10,252.6
ETN	Eaton	$61.20	$66.78	91.6%	9,309.7
DPH	Delphi	$8.36	$11.78	71.0%	4,691.6
LEA	Lear	$50.25	$69.20	72.6%	3,516.5
BWA	Borg Warner	$40.13	$49.32	81.4%	2,266.6
DCN	Dana	$14.10	$23.20	60.8%	2,105.5
TOMK	Tomkins plc	$251.75	$295.00	85.3%	1,907.8
AXL	American Axle	$27.06	$42.10	64.3%	1,396.1
ARM	Arvin Meritor	$16.61	$26.24	63.3%	1,140.6
HWK	Hawk	$13.05	$14.18	92.0%	928.4
VC	Visteon	$6.96	$12.50	55.7%	856.5
SUP	Superior Industries	$28.01	$45.96	60.9%	717.4
TEN	Tenneco Automotive	$12.20	$15.34	79.5%	502.0
TWR	Tower Automotive	$6.64	$17.06	38.9%	121.9
DRRA	Dura	$6.55	$17.06	38.4%	120.9
TDI	Twin Disc	$7.42	$8.60	86.3%	65.6
INMT	Intermet	$0.15	$5.80	2.6%	3.8

Mean				66.6%
Median				71.0%
High				92.0%
Low				2.6%

RAY	Raytech	$1.80	$3.94	45.7%	77.6

Ticker	Company	Enterprise Value (EV)	EV/ LTM Revenue		EV/ LTM EBITDA		EV/ LTM EBIT		Total Debt/ LTM EBITDA

JCI	Johnson Controls	12,558.6	0.5	x	6.9	x	10.2	x	1.4	x
ETN	Eaton	11,280.1	1.2	x	13.4	x	18.5	x	2.0	x
DPH	Delphi	7,555.6	0.2	x	4.2	x	12.6	x	1.9	x
LEA	Lear	5,789.6	0.3	x	4.9	x	7.0	x	1.9	x
BWA	Borg Warner	2,899.3	0.8	x	6.7	x	9.4	x	1.6	x
DCN	Dana	5,085.8	0.5	x	7.2	x	17.4	x	5.7	x
TOMK	Tomkins plc	2,752.4	n/a		n/a		n/a		1.2	x
AXL	American Axle	2,402.2	0.5	x	3.8	x	5.7	x	0.9	x
ARM	Arvin Meritor	2,890.2	0.3	x	5.1	x	8.7	x	3.0	x
HWK	Hawk	1,308.1	0.8	x	5.6	x	10.5	x	1.6	x
VC	Visteon	2,319.7	0.1	x	3.7	x	n/a		6.2	x
SUP	Superior Industries	752.3	0.7	x	n/a		7.1	x	0.1	x
TEN	Tenneco Automotive	1,831.7	0.5	x	4.9	x	9.5	x	4.2	x
TWR	Tower Automotive	1,174.9	0.5	x	5.6	x	9.6	x	5.9	x
DRRA	Dura	1,180.0	0.5	x	10.7	x	n/a		10.7	x
TDI	Twin Disc	158.2	0.7	x	5.8	x	9.9	x	3.9	x
INMT	Intermet	355.3	0.5	x	n/a		n/a		n/a

Mean			0.5	x	6.3	x	10.4	x	3.3	x
Median			0.5	x	5.6	x	9.6	x	2.0	x
High			1.2	x	13.4	x	18.5	x	10.7	x
Low			0.1	x	3.7	x	5.7	x	0.1	x

RAY	Raytech	97.5	0.5	x	8.5	x	5.6	x	4.3	x

PAGE 44	W. Y. CAMPBELL & COMPANY

APPENDIX

VALUE DRIVER MATRIX

EBITDA Multiple

	4.0x	5.0x	6.0x

Raytech	Low		High

Growth (reversal of negative trend)	< 5%	5% - 7%	> 7%

Revenue Visibility	None	Low	High

Selling Cycle	12 months +	6 - 12 months	< 6 months

EBITDA Margin	< 10%	10% - 15%	> 15%

Capability/Cap Ex	High Investment Required	Med. Investment Required	Low Investment Required

Critical Mass	< $250 mm	$250-$500	> $500 mm

Customer Concentration	High	Medium	Low

Production Economics	GM < 20%	20% < GM < 30%	GM > 30%

Transplant Business	None	Mix	100%

Design & Engineering	Build to Print	Grey Box	Black Box

Customer Perception	Negative	Mix	Positive

Material	Commodity	Engineered	Advanced

Management Quality	Poor	Average/New	Excellent

Core Competence Protection	None	Proprietary Know How	Patented

Position with Respect to Next
Generation Technology	Older Technology	Mixed of New & Old	Technology Leader

PAGE 45	W. Y. CAMPBELL & COMPANY

APPENDIX

Raytech Corporation
Interim Balance Sheet
[As Reported; USD Millions]

	27-Jun-2004	28-Mar-2004	28-Dec-2003	28-Sep-2003	29-Jun-2003
Cash & Cash Equivalents	16.0	18.9	16.4	11.6	15.0
Restricted Cash	5.2	4.9	4.9	4.9	4.0
Accounts Receivable	32.9	31.9	26.0	29.6	32.1
Doubtful Accounts	-1.0	-1.3	-1.3	-1.1	-0.9
Inventories	33.2	30.1	30.9	33.4	33.2
Taxes Receivable	0.1	1.0	1.1	0.6	1.8
Other Assets	6.4	6.5	5.8	2.5	5.4
Total Current Assets	92.8	92.0	83.8	81.5	90.7
Plant & Equipment, Net	127.0	126.6	126.1	139.9	138.4
Depreciation	-43.8	-40.5	-36.8	-37.6	-33.5
Goodwill	5.9	5.9	5.9	NA	NA
Intangibles	23.7	24.2	24.7	68.9	69.4
Deferred Taxes	NA	NA	0.0	0.0	21.9
Other	2.6	2.7	2.5	3.0	3.0
Total Assets	208.2	211.0	206.0	255.7	289.9
Notes Payable	11.8	13.6	8.1	12.1	13.6
Current Portion of Pension Obligation	5.2	5.2	5.2	8.0	8.0
Accounts Payable	13.6	14.4	14.6	15.8	15.3
Accrued Liabilities	28.4	26.2	26.6	30.1	24.7
Payable to Trust	3.2	3.8	3.8	3.4	3.8
Total Current Liabilities	62.1	63.2	58.3	69.4	65.4
Long Term Debt	12.7	13.5	14.4	4.2	4.6
Total Long Term Debt	12.7	13.5	14.4	4.2	4.6
Pension Obligations	11.3	12.5	13.5	8.6	11.5
Postretirement Benefits	15.8	15.4	15.1	14.5	14.3
Deferred Payable	11.9	11.9	11.9	18.7	42.4
Deferred Taxes	6.8	6.9	6.9	5.5	NA
Other	0.6	0.7	0.7	0.9	0.9
Minority Interest	9.9	9.6	9.4	9.4	9.3
Total Liabilities	131.2	133.7	130.1	131.1	148.4
Capital Stock	41.7	41.7	41.7	41.7	41.7
Paid in Capital	117.6	117.6	117.6	117.6	117.6
Retained Earnings	-73.4	-73.5	-74.8	-27.1	-10.0
Comprehensive Income	-8.8	-8.6	-8.6	-7.6	-7.8
Total Equity	77.0	77.2	75.9	124.6	141.5

Total Liabilities & Shareholders’ Equity	208.2	211.0	206.0	255.7	289.9

S/O-Common Stock	41.7	41.7	41.7	41.7	41.7
Total Common Shares Outstanding	41.7	41.7	41.7	41.7	41.7

PAGE 46	W. Y. CAMPBELL & COMPANY

Enterprise Value	Discount Rate============>	15.0%

	2004E	2005E	2006E	2007E	2008E	2008E Discn’t
Management Case	$118.3	$135.5	$170.1	$180.8	$202.3	$ 115.7
WYCC Case	$118.3	$117.0	$142.7	$147.1	$154.7	$ 88.5
Strategic Case	$118.3	$147.4	$184.4	$195.9	$217.7	$ 124.5
Downside Case	$118.3	$112.1	$127.5	$110.0	$80.6	$ 46.1

Equity Value	Discount Rate============>	15.0%

	2004E	2005E	2006E	2007E	2008E	2008E Discn’t
Management Case	$58.9	$73.7	$110.2	$123.3	$148.8	$ 85.1
WYCC Case	$58.9	$55.3	$82.8	$89.6	$101.2	$ 57.8
Strategic Case	$58.9	$85.6	$124.5	$138.3	$164.2	$ 93.9
Downside Case	$58.9	$50.4	$67.7	$52.5	$27.0	$ 15.4

Equity Value per Share	Discount Rate============>	15.0%

	2004E	2005E	2006E	2007E	2008E	2008E Discn’t

Management Case	$1.41	$1.77	$2.64	$2.95	$3.56	$ 2.04

WYCC Case	$1.41	$1.32	$1.99	$2.15	$2.42	$ 1.39

Strategic Case	$1.41	$2.05	$2.98	$3.31	$3.93	$ 2.25

Downside Case	$1.41	$1.21	$1.62	$1.26	$0.65	$ 0.37

TODAY	$1.87

Management Case
EBITDA
Wet	10.5	9.5	12.9	13.6	13.8
Dry	9.3	11.7	13.8	14.6	17.6
Aftermarket	8.5	8.9	9.4	9.7	10.3
Corporate	-7.9	-6.8	-6.8	-6.8	-6.8

Total	20.4	23.4	29.3	31.2	34.9

WYCC Case
EBITDA
Wet	10.5	8.4	10.5	10.3	8.2
Dry	9.3	10.6	12.6	13.2	16.1
Aftermarket	8.5	7.9	8.3	8.7	9.1
Corporate	-7.9	-6.8	-6.8	-6.8	-6.8

Total	20.4	20.2	24.6	25.4	26.7

Strategic Case
EBITDA
Wet	10.5	11.5	15.4	16.2	16.5
Dry	9.3	11.7	13.8	14.6	17.6
Aftermarket	8.5	8.9	9.4	9.7	10.3
Corporate	-7.9	-6.8	-6.8	-6.8	-6.8

Total	20.4	25.4	31.8	33.8	37.5

Downside Case
EBITDA
Wet	10.5	7.6	7.9	3.9	-4.5
Dry	9.3	10.6	12.6	13.2	16.1
Aftermarket	8.5	7.9	8.3	8.7	9.1
Corporate	-7.9	-6.8	-6.8	-6.8	-6.8

Total	20.4	19.3	22.0	19.0	13.9

Multiple	5.8	x	5.8	x	5.8	x	5.8	x	5.8	x

Debt	27.4		27.4		27.4		27.4		27.4
Pension	15.4		15.4		15.4		15.4		15.4
Post-Retirement	16.1		16.1		16.1		16.1		16.1
Environmental	6.0		6.0		6.0		6.0		6.0
Minority Interest	10.1		10.1		10.1		10.1		10.1
Cash	-15.7		-13.3		-15.2		-17.5		-21.5

Net Debt	59.3		61.8		59.9		57.6		53.5

# of Shares	41.737		41.737		41.737		41.737		41.737

Enterprise Value Discounted back to Year-End 2004	Discount Rate=>	15.0%

	2004E	2005E	2006E	2007E	2008E
Management Case	$118.3	$117.8	$128.6	$118.9	$115.7
WYCC Case	$118.3	$101.8	$107.9	$96.8	$88.5
Strategic Case	$118.3	$128.2	$139.4	$128.8	$124.5
Downside Case	$118.3	$97.5	$96.4	$72.3	$46.1

Equity Value Discounted back to Year-End 2004	Discount Rate=>	15.0%

	2004E	2005E	2006E	2007E	2008E
Management Case	$58.9	$64.1	$83.3	$81.0	$85.1
WYCC Case	$58.9	$48.1	$62.6	$58.9	$57.8
Strategic Case	$58.9	$74.5	$94.1	$90.9	$93.9
Downside Case	$58.9	$43.8	$51.2	$34.5	$15.4

Equity Value per Share Discounted back to Year-End 2004	Discount Rate=>	15.0%

	2004E	2005E	2006E	2007E	2008E
Management Case	$1.41	$1.54	$2.00	$1.94	$2.04
WYCC Case	$1.41	$1.15	$1.50	$1.41	$1.39
Strategic Case	$1.41	$1.78	$2.26	$2.18	$2.25
Downside Case	$1.41	$1.05	$1.23	$0.83	$0.37